EXHIBIT 99.1
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SUTRON REPORTS RECORD MAY BOOKINGS OF $9,323,764 & YTD BACKLOG OF $18,996,506

JUNE 5, 2007, STERLING, VA..... Sutron Corporation (NASDAQ:STRN), America's
leader in remote hydro-met monitoring, announces today that it received bookings (customer orders and contracts) in May totaling $9,323,764 to provide services, equipment, and systems for a variety of water and weather monitoring projects throughout the world.

During the last part of May Dr. Raul McQuivey, Sutron's President, and Ashish Raval, Vice President, traveled to Kabul, Afghanistan, where they and the Afghani Ministry of Energy and Water finalized and signed the $5,992,384 Contract to provide and install 174 water-monitoring stations. This project will be completed in two (2) years, after which time another contract will be signed to provide three (3) years of maintenance services. The installation and maintenance services will be provided by Sutron's in-country partner.

Also during May, as previously announced, a purchase order totaling $2,222,628 was received from Washington International, Inc., to provide Water Quality Monitoring Equipment for Iraq's Ministry of Water Resources (MRW) in Baghdad. Installation of 80 Sutron-provided stations will be completed by trained Iraqi MRW employees.

Sixty-one (61) additional purchase orders were received in May totaling $1,108,752 from other customers such as the U. S. Army Corps of Engineers, the
U. S. Geological Survey, NOAA's National Data Buoy Center, the U. S. Bureau of Reclamation, the States of New Mexico, Colorado, Nebraska, and Missouri, and the South Florida Water Management District, to name a few, and from the nations of India, Chile, Canada and Peru.

With a 2006 backlog of approximately $4,233,000 to be shipped, plus Sutron's first quarter bookings of $3,061,907, April bookings of $2,377,835 and May bookings $9,323,764, Sutron has accumulated a record $18,996,506 of revenue and backlog during the first five months of 2007.

Sutron designs, manufactures, installs, and supports solutions for hydrological, meteorological and coastal/oceanic systems monitoring water level, water quality, flooding, coastline and tidal parameters, weather, dam safety and hydropower. Sutron's customers include Federal Agencies such as the US Geological Survey, the National Oceanic and Atmospheric Administration, the Army Corps of Engineers and the National Weather Service.

 THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS REGARDING OUR EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, FINANCING PLANS, BUSINESS STRATEGY, PRODUCTS AND SERVICES, COMPETITIVE POSITIONS, GROWTH OPPORTUNITIES, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AS WELL AS STATEMENTS THAT INCLUDE WORDS SUCH AS "ANTICIPATE," "IF," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY," "SHOULD" AND OTHER SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND CONTINGENCIES WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE, OR ACHIEVEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN OUR FILINGS WITH THE SEC, INCLUDING THE DISCLOSURE UNDER THE HEADING "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FILED ON MARCH 29, 2007. WE ARE UNDER NO OBLIGATION TO UPDATE OR ALTER OUR FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.